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EXHIBIT 99B.6
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CONSOLIDATED STATEMENTS OF                               U S WEST, Inc.
CASH FLOWS (UNAUDITED)
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                                                      Six Months Ended
                                                          June 30,
In millions                                           1994       1993
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
OPERATING ACTIVITIES
Net income                                            $699       $475
Adjustments to net income:
 Depreciation and amortization                       1,010        988
 Discontinued operations                                 -         62
 Deferred income taxes and amortization
  of investment tax credits                             90          6
 Changes in operating assets and liabilities:
  Accounts and notes receivable                        (53)       (38)
  Inventories, supplies and other                     (101)       (87)
  Accounts payable and accrued liabilities             (20)        39
 Other - net                                           (87)      (124)
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 Cash provided by operating activities               1,538      1,321
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment     (1,282)    (1,185)
 Proceeds from disposals of property, plant and
  equipment                                             47         17
 Other - net                                          (241)       (93)
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 Cash (used) for investing activities               (1,476)    (1,261)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                     212        201
 Proceeds from issuance of long-term debt              251        587
 Repayments of long-term debt                         (327)      (232)
 Dividends paid                                       (440)      (404)
 Proceeds from issuance of common stock                295         42
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Cash provided by financing activities                   (9)       194
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Cash provided by continuing operations                  53        254
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Cash provided by (used for) discontinued
 operations                                             48       (134)
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CASH AND CASH EQUIVALENTS
 Increase                                              101        120
 Beginning balance                                     128        159
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 Ending balance                                       $229       $279
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[FN]
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.